EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

Company Name	State or Country of Incorporation	Percentage Ownership

CICA Life, A.I.	Puerto Rico	100% Indirect

CICA Life Insurance Company of America	Colorado	100% Direct

CICA Life Ltd.	Bermuda	100% Direct

Computing Technology, Inc.	Colorado	100% Indirect

Magnolia Guaranty Life Insurance Company	Mississippi	100% Indirect

Nexo Enrollment Services, LLC	Puerto Rico	100% Indirect

Nexo Global Services, LLC	Puerto Rico	100% Direct

Security Plan Life Insurance Company	Louisiana	100% Indirect
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